UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 23, 2013

ENERGY TRANSFER EQUITY, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue

Dallas, TX 75219

(Address of principal executive offices)

(214) 981-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Jamie Welch (“Welch”) joining Energy Transfer Equity, L.P. (“ETE” or the “Partnership”) as Group Chief Financial Officer and Head of Corporate Development effective as of April 29, 2013 (the “Effective Date”), Welch and the Partnership entered into a letter agreement (the “Original Offer Letter”) whereby ETE agreed to award Welch 750,000 common units of ETE, subject to a period of restriction, under ETE’s Long-Term Incentive Plan pursuant to a Unit Award Under Long-Term Incentive Plan and the Time-Vested Restricted Unit Award Agreement, each dated as of April 29, 2013 (the “Original Award Agreements”). Subsequent to the Effective Date, ETE and Welch discovered that the Original Offer Letter and Original Award Agreements did not accomplish what ETE and Welch had mutually intended and agreed to, including the fact that, notwithstanding the parties’ mutual intent and understanding that the Original Offer Letter and Original Award Agreements would make Welch a partner in ETE, provisions in ETE’s Long-Term Incentive Plan prevented this from occurring. Accordingly, on December 23, 2013, ETE and Welch entered into (i) a Rescission Agreement in order to rescind the Original Offer Letter to the extent it relates to the award of 750,000 common units of ETE to Welch, the Original Award Agreements, and the receipt of cash amounts by Welch with respect to such awarded units and (ii) a new Class D Unit Agreement between ETE and Welch (the “Class D Unit Agreement”) providing for the issuance to Welch of an aggregate of 770,000 Class D Units of ETE, which number of Class D Units includes 20,000 Class D Units intended to compensate Welch for his agreement to forego the reimbursement of certain expenses) and restore the parties to the same legal and financial positions in all material respects that would have existed had the Original Offer Letter not provided for an award of common units to Welch and the Original Award Agreements had not been entered into. The terms of the Class D Units are summarized below in Item 5.03 and incorporated by reference into this Item 5.02.

Under the terms of the Class D Unit Agreement, 30% of the Class D Units granted to Welch will convert to ETE common units on a one-for-one basis on March 31, 2015, and the remaining 70% will convert to ETE common units on a one-for-one basis on March 31, 2018, subject in each case to Welch being in Good Standing with ETE (as defined in the Class D Unit Agreement). Upon a Change of Control (as defined in the Class D Unit Agreement), all of the Class D Units issued to Welch will convert to ETE common units and the requirement of Good Standing will cease to apply.

The above description of the Class D Unit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Class D Unit Agreement, which is attached as Exhibit 10.1 hereto. To the extent required, the information provided in Section 5.03 below is incorporated into this Item 5.02 by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 23, 2013, the general partner of ETE adopted Amendment No. 4 (the “LP Agreement Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of ETE, dated as of February 8, 2006. The LP Agreement Amendment sets forth the terms and provisions of the Class D Units representing limited partner interests in ETE. The Class D Units shall have the right to share in Partnership distributions on a pro rata basis with the ETE common units so that the amount of any Partnership distribution to each Class D Unit will equal the amount of such distribution to each common unit. The Class D Units generally will not have any voting rights, except that the Class D Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class D Units in relation to other classes of Partnership interests or as required by law. The Class D Units may not be transferred, sold, assigned or pledged without the consent of ETE’s general partner. Subject to a requirement of Good Standing as set forth in the Class D Unit Agreement (described above) between the Partnership and a holder of Class D Units, the Class D Units shall convert into ETE common units upon a Class D Unit Conversion Date (or, if applicable, an Accelerated Class D Unit Conversion Date) as defined in the Class D Unit Agreement.

The above description of the LP Agreement Amendment and the Class D Units does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the LP Agreement Amendment, which is attached as Exhibit 3.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit
3.1	Amendment No. 4 to Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated December 23, 2013.

10.1	Class D Unit Agreement between Energy Transfer Equity, L.P. and Jamie Welch, dated December 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Equity, L.P.

	By:	LE GP, LLC, its general partner

Date: December 27, 2013
/s/ John W. McReynolds
John W. McReynolds President